Exhibit 99.1
For Immediate Release

Clark Holdings Inc. Extends Engagement of AlixPartners
 and Amends Credit Facility

Trenton, New Jersey, April 5, 2011 - Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA), a non-asset-based provider of mission-critical supply chain solutions, today announced that it had extended its engagement of AlixPartners, LLP (“AlixPartners”) as strategic advisors to the company.  The original engagement of AlixPartners was to expire on March 31, 2011, and has been extended through May 31, 2011, with an option to extend to June 30, 2011.

Clark also announced that it has entered into an amendment to its credit agreement with Cole Taylor Bank that waives non-compliance with a financial covenant and amends the financial covenants and several other provisions of the credit agreement.

The extension of AlixPartners’ engagement and the amendment to the credit agreement with Cole Taylor Bank will be more fully described in a Current Report on Form 8-K to be filed by Clark with the Securities and Exchange Commission.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other industries.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark's filings with the Securities and Exchange Commission.  Clark undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Greg Burns
Chief Executive Officer
Clark Holdings, Inc.
(646) 257-2622